FOR IMMEDIATE RELEASE

1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Mark McCall
FD
(212) 850-5600

NexCen Brands Receives Notice from Nasdaq
As Expected Due to Late Filing of Form 10-Q

NEW YORK - May23, 2008 - NexCen Brands, Inc. (NASDAQ: NEXC) today announced that, as anticipated, it received a Nasdaq Staff Determination letter dated May 20, 2008 from the Nasdaq Stock Market stating that the company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting. The letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 with the Securities and Exchange Commission. In response to the letter, the company will request a hearing before the Nasdaq Listing Qualifications Panel. Pending a decision by the Panel, the company's common stock will remain listed on The Nasdaq Stock Market. However, there can be no assurance that the Panel will grant the company’s request for continued listing.

On May 19, 2008, the Company announced it would delay the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and that it expects to amend the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

The Company is committed to resolving these issues as quickly as possible.

About NexCen Brands
NexCen acquires and manages global brands, generating revenue through licensing and franchising. We currently own and license the Bill Blass and Waverly brands, as well as seven franchised brands. Two franchised brands - The Athlete’s Foot and Shoebox New York - sell retail footwear and accessories. Five are quick-service restaurants - Marble Slab Creamery, MaggieMoo’s, Pretzel Time, Pretzelmaker, and Great American Cookies.

The company licenses and franchises its brands to a network of leading retailers, manufacturers and franchisees that generate $1.3 billion in retail sales in more than 50 countries around the world. Our franchisees operate approximately 1,900 franchised stores. Franchisee support and training is provided at NexCen University, a state-of-the-art facility located in Atlanta.

Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of our business, plans to expand the offerings of our brands and businesses, expectations for the future performance of our brands and comments about estimated or anticipated future financial results. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) as a result of our inability to file our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 within the required timeframe and the possible need to amend our Annual Report on Form 10-K for the year ended December31, 2007, it is possible that we may be subject to the Nasdaq delisting proceedings, governmental investigations and third-party claims, (2) our acquisitions may not be successful, may involve unanticipated costs or difficulties or delays in being integrated with our existing operations, or may disrupt our existing operations, (3) we may not be successful in operating or expanding our brands or integrating our acquisitions into our overall business strategy, (4) any failure to meet our debt obligations would adversely affect our business and financial conditions, and our need for additional near-term liquidity could result in a sale of one or more of our businesses at less than an optimal price or an inability to continue to operate one or more of our businesses, (5) our marketing, licensing and franchising concepts and programs may not result in increased revenues, expansion of our franchise network or increased value for our trademarks and franchised brands, (6) we depend on the success of our licensees and franchisees for future growth, (7) our near-term liquidity needs and the impact of our failure to file our required periodic reports on a timely basis may adversely affect our ability to retain existing, or attract new, employees, franchisees, and licenses, (8) our near term liquidity needs may be higher or lower than our current expectations and (9) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.